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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 24, 1999 with respect to the consolidated financial statements of Chesterfield Federal Savings & Loan of Chicago at June 30, 1999 and for the two years then ended, in Amendment No.2 to each of the Application for Conversion of Chesterfield Federal Savings and Loan Association of Chicago on Form AC, the Holding Company Application for Chesterfield Financial Corp. on Form H - (e) 1 and the Registration Statement on Form S-1 (No. 333-53882) of Chesterfield Financial Corp. for the registration of shares of its common stock.


                                             /s/ Ernst & Young LLP

                                             Ernst & Young LLP

Chicago, Illinois
March 12, 2001